UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2011
CAMCO FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Wheeling Avenue, Cambridge, Ohio	43725

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (740) 435-2020
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On April 20, 2011, the Compensation Committee and the Board of Directors of Camco Financial Corporation approved the 2011 Incentive Award Plan. The 2011 Plan provides an award for executive officers of Camco and its subsidiaries based on the achievement of certain corporate goals. It is anticipated that the award will be paid 43% in cash and 57% in options to acquire Camco stock or some other form of equity.
The Compensation Committee set specific threshold, target and maximum dollar amounts and weightings for each of the corporate goals, which are set forth below. If the threshold is not met for a particular goal, no award will be paid for that goal. The Board has discretion to pay an additional bonus as noted in the tables below.
For Mr. Huston the corporate goals are weighted below:

Corporate Goal	Threshold	Target	Maximum	Weighting
Pre-Tax Earnings	$600,000	$757,000	$900,000	25%
Classified Assets *	61,000,000	55,600,000	54,000,000	25
Non-Performing Loans *	33,000,000	30,500,000	26,800,000	25
Discretionary				25
The goals for Messrs. Caldwell and Greenwalt are weighted below. The balances relating to non-certificates of deposits (core balances) and commercial loans are based on month end balances from December 2010 through December 2011divided by 13 to arrive at the average year to date balance.

Corporate Goal	Threshold	Target	Maximum	Weighting
Pre-Tax Earnings	$600,000	$757,000	$900,000	20%
Classified Assets *	61,000,000	55,600,000	54,000,000	20
Non-Performing Loans*	33,000,000	30,500,000	26,800,000	20
Discretionary				20
Non-CD Deposit Balances (Caldwell only)	250,000,000	258,000,000	280,000,000	20
Commercial Loan Balances (Greenwalt only)	326,000,000	333,000,000	358,000,000	20

*	A lower number reflects better performance.
Below is the total percent of base salary that may be awarded to the CEO and each of the other Named Executive Officers under the 2011 Plan:

	Percent of Base Salary
Named Executive	Threshold	Target	Maximum
James E. Huston	75% in cash plus	100% in cash plus	150% in cash plus
	100% in stock	150% in stock	200% in stock
	options	options	options
David S. Caldwell	16.67	33.33	50.00
Troy Greenwalt	16.67	33.33	50.00
As a result, under the 2011 Plan, depending upon the goals achieved and the Board’s decision regarding the discretionary amount to be awarded, Mr. Huston may receive a cash award at the threshold, target or maximum levels of $459,237, $329,120, or $229,619, respectively; Mr. Caldwell may receive a cash award at the threshold, target or maximum levels of $32,152, $21,435, or $10,717, respectively; and Mr. Greenwalt may receive a cash award at the threshold, target or maximum levels of $31,087, $20,725, or $10,362, respectively. The remaining amount of the 2011 Plan award would be paid in options to acquire Camco stock or some other form of equity. The value of the equity awarded to each of the Named Executive Officers would be based upon the fair market value of Camco’s stock on the date the award is determined, which is expected to be in the first quarter of 2012. If options are awarded, the exercise price of the options will equal the fair market value of Camco’s stock on the date the award is determined. The total value of the equity award may be as follows at the noted levels: Mr. Huston- threshold $612,316, target $436,275, or maximum $306,158; Mr. Caldwell- threshold $42,620, target $28,414, or maximum $14,207; Mr. Greenwalt- threshold $41,209, target $27,473, or maximum $13,736. The options or other equity awarded will vest over three years, beginning on the date granted.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMCO FINANCIAL CORPORATION
By:	/s/ James E. Huston
James E. Huston
Chief Executive Officer

Date: April 26, 2011